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FINAL TRANSCRIPT

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Conference Call Transcript

TER—Q3 2008 Teradyne Inc. Earnings Conference Call

Event Date/Time: Oct. 23. 2008 / 10:00AM ET

CORPORATE PARTICIPANTS

Tom Newman

Teradyne Inc.—VP of IR

Mike Bradley

Teradyne Inc.—President, CEO

Greg Beecher

Teradyne Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Brian Lee

Citigroup—Analyst

Michael Chu

JPMorgan Chase & Co.—Analyst

C.J. Muse

Barclays Capital—Analyst

Gary Hsueh

Oppenheimer & Co.—Analyst

Satya Kumar

Credit Suisse—Analyst

Vernon Essi

Needham & Company—Analyst

Gus Richard

Piper Jaffray—Analyst

Krish Sankar

Banc of America Securities—Analyst

Mehdi Hosseini

Friedman, Billings, Ramsey Group, Inc.—Analyst

Patrick Ho

Stifel Nicolaus—Analyst

Brett Hodess

Merrill Lynch—Analyst

Jagdish Iyer

UBS—Analyst

Kate Kotlarsky

Goldman Sachs—Analyst

PRESENTATION

Operator

Good morning. My name is Dennis and I will be your conference operator today. At this time I would like to welcome everyone to the Teradyne third quarter 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

I will now turn the call over to Mr. Tom Newman, Vice President of Corporate Relations. Please go ahead, sir.

Tom Newman —Teradyne Inc.—VP of IR

Thank you, Dennis. Good morning, everyone, and welcome to our discussion of Teradyne’s most recent financial results. I’m joined this morning by our Chief Executive Officer, Mike Bradley, and our Chief Financial Officer, Greg Beecher. Following our opening remarks, we will provide you with details of our performance for the third quarter of 2008 as well as our outlook for the fourth quarter. First, however, I’d like to address some administrative issues.

The press release containing our most recent financial results was sent out by a business wire yesterday evening. Copies are available on our website or by calling Teradyne’s corporate relations office at 978-370-2221. This call is being simultaneously webcast over our website at www.teradyne.com. Note that during this call we are providing some slides on our website that will summarize and reinforce some of the highlights. They may be helpful to you in following the discussion. To view them, simply access the investor portion of our site and click on “live webcast” followed by “Click here for webcast.” In addition, replays of this call will be available starting approximately 24 hours after the call ends. The call replay number in the US and Canada is 800-642-1687. Outside the US and Canada the number is 706-645-9291. The pass code for both numbers is 68771031. A web replay will also be available in the same time frame. You will find it by going to www.teradyne.com and clicking on Investors. The replays will be available along with the slides through the 6th of November.

The matters that we discuss today may include forward-looking statements about events such as the pending Eagle Test acquisition or future financial performance of the company. Such statements involve risks and uncertainties. There can be no assurance that management’s estimates of our future results or other forward-looking statements will be achieved. Actual results can differ materially from such forward-looking statements.

Important factors that could cause actual results to differ materially from those presently expected include conditions affecting the markets in which we operate, including uncertainties related to the global economy in general, continued volatility and further deterioration in the financial markets, including uncertainties and disruption in credit markets and the availability of credit, delays in new product introductions, decreased product demand, lack of customer acceptance of new products, the ability to realize the synergies and cost savings from the integration of Nextest Systems Corporation and, once acquired, Eagle Test Systems with Teradyne existing operations, the ability to consummate the planned acquisition of Eagle Test Systems and other events, factors and risks previously and from time to time disclosed in our filings with the SEC, including but not limited to Teradyne’s annual report on Form 10-K for the year ending December 31, 2007.

Additionally those forward-looking statements, including guidance and statements on the pending Eagle Test acquisition, are made as of today and we do not take any obligation to update them as a result of developments occurring after this call. Investors should note that only Mike Bradley, Greg Beecher and I are authorized to provide company guidance.

During today’s call we will make reference to non-GAAP financial measures. We have posted additional information concerning these non-GAAP financial measures including reconciliation to the most directly comparable GAAP financial measure where available on our website. To view them go to the investor portion of our website and click on the GAAP to non-GAAP reconciliation link.

Also you may want to note that between now and our next conference call, Teradyne will be participating in a luncheon with Eric May from Sandgrain Securities in Chicago on November 10th, the Oppenheimer fourth annual small and mid cap conference in New York on November 17th to 19th, the Credit Suisse tech conference in Phoenix on December 2nd through 5th, a luncheon with Eric May of Sandgrain Securities in New York on December 16th, and finally, a luncheon with Eric May from Sandgrain Securities in Boston on December 18th.

Now let’s get on with the rest of the agenda. First, our CEO and President, Mike Bradley, will review the state of the company and the industry in the third quarter of 2008 and will review our outlook for the fourth quarter of 2008. Then our Vice President, Treasurer and CFO, Greg Beecher, will provide more details on our financial performance in the third quarter and on our guidance for Q4 of 2008. We will then answer your questions. For scheduling purposes, you should note that we intend to end this call after one hour.

Mike?

Mike Bradley —Teradyne Inc.—President, CEO

Thanks, Tom. Good morning, everyone. The worldwide economic upheaval is obviously taking a toll, as all of you well know. This is reflected in rapidly changing projections for semiconductor and semicap companies going forward. You also know that semiconductor test customers have been running a very tight CapEx ship throughout 2008 but the events on the world stage have put a big reset into those already cautious plans.

For us, this has shown up as a quite dramatic downshift in semi test demands from our OSAT customers in the third quarter. We have seen a $100 million sequential drop-off in SOC orders in that quarter. In fact, nearly the entire decline in company-wide bookings is centered here as our IDM orders grew 6% sequentially. Now, memory orders dropped by 13% in the quarter and our systems test new orders fell $1 million or 2% sequentially.

You’ll recall that our OSAT customers had booked over $130 million with us last quarter, so they were in for a likely down tick, but its clear that their declining revenue forecasts have caused them to drastically cut their CapEx budgets. You can see from our revenue guidance that we have dropped our revenue projections accordingly as we don’t expect any resurgence in the short term, and because we expect the consumer spending outlook to also affect the IDM sector.

So let me get onto what we are doing going forward. First of all, we intend to press ahead on key investments in SOC tests and in our new Magnum II flash memory test product has held up well these last couple of quarters. We will also go full speed ahead on the new product investments at the DRAM and hard disk drive test where we are projecting design-ins and revenue during 2009. At the same time, we are going to reduce spending and drop our quarterly breakeven about an additional $20 million by the middle of next year. Greg will give you all the numbers on this and their timing.

In short, we plan to move some development projects through their heavy spend phases and will couple that with continued streamlining of our manufacturing costs. But we are also going to squeeze down spending in scores of other areas. The reality is that for the foreseeable future the market is going to be hand to mouth in new demand and we need to be geared up for that.

Now, amidst the very severe drop in demand there are some bright spots. In semitest, power management and micro controller test segments were the strongest, and we have seen tooling buys from earlier design wins in the automotive space. We are on course to gain share in SOC tests this year, a continuation of steady progress over the last few years. Our new SOC test products, especially our Ultra Wave subsystem have been very successful as most of our existing wireless customers and some new ones have adopted this fifth generation RF solution. From a standing start in Q2, we have grown our installed base considerably in a four-month period.

Despite sharp cutbacks in the second half, we still expect to meet our new product goal of $150 million to $200 million in new orders, albeit that’s going to be more likely at the low end of that range given revisions to capacity buying over the second half of this year. Our flash memory test share, obviously, is improved as a second generation Magnum demand has held up better than the overall market. More than anything, I’m pleased with how that product has been performing in new installations. So when flash buying does resume, we expect good follow-on demand from those design-ins.

Inside our system test group, the Mil/Aero sector has performed well this year despite a slowdown in commercial airline spending. In our in circuit board test business has held up due to share gains in data storage and server related testing in Asia. Automotive test spending is stalled as that industry struggles with very severe structural issues, and as a result our automotive diagnostic solutions business remains under some pressure.

So there’s no way to paint an uplifting top line picture for the short term. We expect IDM buying to slow as those customers react to the same drop in demand as the subcons, and while defense program should remain steadier, the automotive and in-circuit test markets will likely feel disruptions for the next few quarters. But our continued actions on the breakeven side of the equation, coupled with new product development for 2009, keep our long-term market expansion plans on track. The FLEX product family has a solid presence in complex SOC applications and the J750 remains a stalwart for focused digital solutions. With Nextest and Flash and a planned DRAM offering in 2009, we will have memory test offerings that expand our served market in semiconductor tests by about 50% when compared to our market footprint entering this year.

During our upcoming Q&A discussion, I do want to restrict our discussion in three areas. First, we won’t go into any of the details surrounding the Eagle Test acquisition except to say we expect to close the acquisition sometime this quarter. I will say that our views on the Eagle Test products and the organization that backs them remain unchanged and we do look forward to the combination. Second, we don’t intend to comment on any intellectual property issues surrounding our hard disk drive initiative other than to say we believe we are on solid ground in this area. And finally, given the rapidly changing long-term landscape, it’s really not possible to make new product revenue estimates for 2009. So, I would appreciate your consideration in not addressing questions in those three areas.

So in summary, there’s no getting around the reality of tough times ahead, but we intend to stay focused on our market expansion strategy in semitest and in our systems test group. Obviously, we need an improving P&L plus a solid balance sheet to back that up so I’ll turn it over to Greg to outline our game plan on the financial front.

Greg Beecher —Teradyne Inc.—CFO

Thanks, Mike. And good morning, everyone. Before I get to our third quarter results and our guidance for the fourth quarter, I’d like to first talk about our breakeven reduction plans and our cash and balance sheet strength following the completion of the pending Eagle Test acquisition. Note that references to breakeven and breakeven ranges in the following discussion excludes special charges and purchase accounting impacts.

As you’ll recall, we previously discussed plans to decrease our quarterly operating breakeven level from $270 million at the start of the year — this included Nextest — to $250 million or lower by the end of 2008. This goal was achieved in the third quarter slightly ahead of schedule. However, given the demand uncertainty and consumer spending concerns, we are instituting further cost reductions of approximately $50 million on an annual basis, or $12 million on a quarterly basis. In quarter breakeven dollars, this translates to about $20 million a quarter. This would improve our mid cycle operating income line by about four percentage points. So these new actions will take us to a quarterly breakeven of about $250 million or less after closing on and including Eagle Test, which we expect will add about $20 million in quarterly breakeven dollars. This plan is front end loaded and is expected to be fully completed by around the middle of next year. The majority of the breakeven reductions will be in operating expenses.

Before considering Eagle Test, our operating expense model will be reduced to about $110 million a quarter from $118 million a quarter. With these planned break-in reductions, and again without Eagle Test, we would need about $350 million in quarterly revenue rather than $345 million to achieve our model 15% operating income profit rate. Adding in Eagle Test, we would need about $345 million or less in mid cycle revenue to achieve our model profit rate.

I want to emphasize, though, that despite these planned reductions, we are fully maintaining our investments and growth initiatives in memory and hard disk drive. Some of these breakeven reductions, specifically the ones that begin to occur in the first half of 2009, have been planned for some time as they are tied to completing major engineering projects in 2009 that expand our served market. But the larger portion of these cost reductions will begin now in this quarter as they are tied to squeezing out additional costs across the company that are not essential to maintaining our growth plan.

Now I’d like to shift to EBITDA to give you a sense of quarterly breakeven from a cash standpoint. Our starting quarterly EBITDA breakeven level in the third quarter of this year was a little over $215 million. This will be increased by just under 20 million following the completion of the closing of the Eagle Test acquisition, while our planned breakeven reductions should take EBITDA breakeven back down to about $250 million or lower by this time next year. To further translate this to cash flow breakeven, we would expect our capital additions to run under $10 million a quarter.

Now, moving to cash or marketable securities, we have $468 million in total at the end of the third quarter. We have no debt. As Mike noted, we have continued to expect the Eagle Test acquisition to close this quarter. The Eagle Test acquisition will cost us about $250 million net of the cash acquired, so before considering financing, the Eagle Test acquisition would leave us with $218 million in cash before deducting transaction costs.

I should also add that our balance sheet is in very good shape with very solid receivables, significant owned real estate and no debt. As mentioned by Mike, we do not plan on discussing financing during this call other than to say that we continue to evaluate a number of financing alternatives. I have talked about cash levels in the past. I’d like to add that we have historically maintained quite comfortable levels of cash largely for strategic opportunities. In reality, we do not have any significant cash tied up offshore and we can operate at much lower levels of cash than previously stated if we chose to.

Now to the third quarter financial highlights. Sales were $297 million, down 6% from the second quarter, with earnings per share of $0.09 on a non-GAAP basis, and $0.14 loss on a GAAP basis. Before I get to the line item details, let me cover the EPS shortfall versus our earlier guidance. As you know, we had revenue close to the bit range of our guidance at 297, yet we fell short of the bottom end of the EPS guidance by $0.01. This was due to an inventory charge of 20.6 or $0.12 related to a product transition coupled with a very sharp fall-off in demand. This large impact in the third quarter was partially offset, though, by lower estimates of annual variable compensation amounting to $10 million in the quarter or $0.06. These variable compensation estimates are pegged off of our current estimates of our annual profit rate.

Now onto the line item details. Gross margins were 43%, down five points from 48% from the second quarter due to the product transition inventory charge and lower volume, offset in part by lower spending and reduced variable compensation. R&D expenses were $53 million, or 17.8% of sales, compared to $56.2 million or 17.7% of sales in the first quarter. SG&A expenses were $58.6 million, or 19.7% of sales, compared to $65.5 million, or 20.6% of sales. Operating expenses were down in dollar amounts due primarily to reductions in our variable compensation, coupled with lower spending estimates resulting from breakeven initiatives. Our net interest and other expense was $3.1 million. We took a noncash investment write-down of approximately $8 million related to securities valued at $42 million. We may decide to sell these securities before maturity so we have simply marked them down to market.

We had $3.1 million of income tax expense for a tax rate of 17% on a non-GAAP basis, and our quarter ending headcount was approximately 3,600 employees.

In the third quarter semiconductor test sales were 82% of the total and the system test group was 18%. On a geographic basis, our third quarter sales broke down as follows: Asia, 58%; US, 23%; Japan, 9%; Europe, 8%; and the rest of the world, 2%. Our book-to-bill ratios for the third quarter were .67 for the overall company, .63 for semiconductor tests and .85 for the system test group. At the end of the quarter, our backlog stood at $265 million, of which 79% is scheduled to ship within the next six months.

On a geographic basis, our bookings for the third quarter were distributed as follows: Asia, 40%; US, 32%; Japan, 14%; Europe, 13%; the rest of the world, 1%. Cash flow from operations after deducting net capital additions of $8 million totaled approximately $18 million. Depreciation and amortization for the third quarter was $28 million. This includes $5 million of stock based compensation, $3 million of accelerated depreciation for real estate that was sold in the quarter, and $5 million for intangible amortization. Accounts receivables stood at $194 million, or 60 days sales outstanding, versus 61 days in the prior quarter. We ended the quarter with product inventory of $121 million, up slightly from $118 million in the second quarter.

The fourth quarter guidance is being provided excluding any impact of the Eagle Test acquisition which is expected to close sometime in the fourth quarter. Sales for the fourth quarter are expected to be between $190 million and $220 million. Non-GAAP loss per share for the fourth quarter is expected to be between $0.07 and $0.18 and excludes amortization for acquired intangibles, restructuring and special items.

Now turning to the P&L details. We expect gross margins to be between 41% and 44%, R&D should be between 23% and 26%, and SG&A should run between 27% and 31%. The GAAP and non-GAAP tax provision should be about $2 million.

So in summary, despite the very difficult macro economic environment we are facing, we have a very firm grip on managing both costs and cash, while also keeping our sights and focus on our numerous growth initiatives whether it is gaining SCO test share, planning for the pending Eagle Test acquisition, staying on course with our memory growth plans in Flash and high-speed memory, and breaking into hard disk drive testing.

Now I’ll turn the call back over Tom.

Tom Newman —Teradyne Inc.—VP of IR

Thanks, Greg. Dennis, we’d like to now take some questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). And your first question will come from the line of Timothy Arcuri with Citi.

Brian Lee —Citigroup—Analyst

Hi, guys, this is actually Brian Lee calling in for Tim. Just had two quick things. First, is there any assumption of HDD test revenues in Q4. And if not, can you give me a sense of what the revenue opportunity there is over the next few quarters and for 2009?

Mike Bradley —Teradyne Inc.—President, CEO

The answer to the first question is, no, there’s nothing in the fourth quarter, and we are not projecting, as I said earlier, what the estimates are for 2009. The key issue for us is to secure some significant lead customers in 2009 and it’s hard to predict what that level of revenue will be. But we want to get a substantial position with a lead customer in that space.

Brian Lee —Citigroup—Analyst

Okay. Maybe if I could ask it a different way. Outside of magnitude, can you give me a sense for maybe what you’re thinking with respect to timing of first revenue in that business?

Mike Bradley —Teradyne Inc.—President, CEO

We would hope to be able to recognize some revenue in the first half of next year.

Brian Lee —Citigroup—Analyst

Okay. So there’s really no opportunity in Q4 to recognize revenue?

Mike Bradley —Teradyne Inc.—President, CEO

No.

Brian Lee —Citigroup—Analyst

Okay. And then secondarily, given the capacity cuts that we have seen in DRAM and the incremental pushouts in the DDR3 ramp, it would seem the revenue opportunity for you guys next year is smaller there than what you might have expected entering this year, so does that really do anything to change your development efforts in that area?

Mike Bradley —Teradyne Inc.—President, CEO

It really doesn’t because the phase we are in now is in close development work with target customers and, despite all of the turmoil in the general market and certainly the upheaval in the memory market, the new design work is really where the intensity remains with our customers, potential customers. So that hasn’t — there’s been no relaxation on that end from our customers, and obviously that puts the pressure on us to keep the engine full tilt.

Brian Lee —Citigroup—Analyst

Okay. Thanks, guys.

Operator

Your next question will come from the line of Michael Chou with JPMorgan.

Michael Chu —JPMorgan Chase & Co.—Analyst

Hi, guys, thanks for taking my questions. I was wondering if you could provide a little bit of color on where utilization rate of your equipment were at in the third quarter and how they are trending in the current quarter.

Mike Bradley —Teradyne Inc.—President, CEO

Okay, Michael. Let me grab that. Off the top of my head, the utilization rates actually have declined in IDMs. Everything is above 80% still as we ended the third quarter, between 80% and 90%. Bigger drop in utilization rates, actually, in the IDMs. The OSATs have held up. I think they moved down 2% — 2% or 3%. And the IDM utilization rates have dipped in our install base by the end of the quarter compared to the end of second quarter five, six, seven points, about that amount. So a bigger move and, paradoxically, that move is in the IDMs versus the subcons because the OSATs really have the biggest drop in the bookings rate.

Michael Chu —JPMorgan Chase & Co.—Analyst

Do you think with the pullback that you saw in OSAT orders, that they either maybe over ordered a little bit from previous quarters, or do you think they’re just more aggressively managing inventories, or rather maybe the established customers are managing inventories a little bit more aggressively than the IDMs?

Mike Bradley —Teradyne Inc.—President, CEO

I think it’s a combination. I think they always feel it first, number one. Number two, they have really moved in the last year and a half, almost two years, to a much tighter business model where they don’t add capacity in anticipation of demand. And number three, the lead times that we are able to supply, and the industry is able to supply, makes everything really operate on a faster cycle. So I think all of those things together mean that the OSATs, when they move, they move very, very quickly.

Your other questions, have they overbuyed? As we said in our last call, we had a highest OSAT demand in the second quarter, the highest that we have had in at least two years, maybe three or four years, about $130 million. So that was a substantial bite of capacity that they have put in place in the second quarter and we were anticipating it to come down, but, obviously, it’s come down more than that.

Michael Chu —JPMorgan Chase & Co.—Analyst

Okay. Thank you very much. Yep. Your next question comes from the line of C.J.

Operator

Your next question comes from the line of C.J. Muse with Barclays Capital.

C.J. Muse —Barclays Capital—Analyst

Good morning. Thank you for taking my questions. First off, I was hoping you could provide a breakdown of the semitest revenues, and if you could give us SOC memory and then what the service revenues as a component of semitest, that would be great.

Greg Beecher —Teradyne Inc.—CFO

Okay. Let me start with total semi. Total semi in the third quarter was $243 million for revenue. And the flash piece of that was $10 million. You want semi service or total services?

C.J. Muse —Barclays Capital—Analyst

Semi service and total.

Greg Beecher —Teradyne Inc.—CFO

Okay. Total service was $68 million and semi service was $49 million.

C.J. Muse —Barclays Capital—Analyst

Back into SOC. And then the second question is, at 250 including Eagle, hard to know exactly where the trough is there, 25, 30ish gets you X Eagle at around 225, and considering the weakening utilization rates that you just talked about at IDMs, do you think you’re cutting enough in terms of breakeven? Or do you think that you’ll get back up to that level in the next quarter or two and so that’s the right breakeven level?

Tom Newman —Teradyne Inc.—VP of IR

I think we are cutting enough, and we have thought about this many different ways. We have thought about it from what’s a reasonable estimate of the market size for SOC tests, and we think we have been conservative estimating on a normalized basis, that’s about $2.4 billion. When you look at what our share is, we did the math on that and we see that we get close to about $230 million of revenue, and we add some flash business in that’s reasonable, say $20 million, our STG business, $50 million, and then some revenue for our new initiatives such as high speed memory, we see that it’s very reasonable on a normal market that we would be at $315 million. I think in the short term the question is what does the market look like, but I think over a mid cycle, I think we’re closer than ever to achieving our mid cycle revenues and achieving our mid cycle profit, and that has the assumption of a $2.4 billion SOC test market, much lower than what we have modeled in the past.

C.J. Muse —Barclays Capital—Analyst

And just to reconfirm, that 250 target including Eagle, that also includes the infrastructure necessary for HDD and high-speed memory?

Tom Newman —Teradyne Inc.—VP of IR

The answer is yes. I want to make one clarification. With Eagle, the model would be $345 million revenue, and that would just add Eagle to the numbers I just gave you and you would see the $345 million is quite achievable given Eagle Test’s performance. On HDD, the HDD spending is in this model. We have not put any revenue in this model yet because it carries a different gross margin profile. We will go through that when we first record revenue for HDD. We will take you through the HDD model. It’s a little different than the semi test model so we’ll explain that to you carefully when we get there.

C.J. Muse —Barclays Capital—Analyst

Great. Thank you.

Operator

Your next question comes from the line of Gary Hsueh with Oppenheimer & Company.

Gary Hsueh —Oppenheimer & Co.—Analyst

Hi, thanks. Just a quick question for me. We have seen a few quarters here in the past during inventory corrections where there’s been a pretty big 30% gap between orders and revenue, so it’s not the first time this has happened. But just wondering if you could describe any similarities, dissimilarities, with an inventory correction in ‘04, and also the similar situation in Q3 of ‘06 where you basically saw bookings race to the bottom in one quarter. In both of those cases, bookings really stabilized in Q4. So just wondering if you could help us understand within the context of an inventory correction in ‘04, how this is different and should we be expecting somewhat of a stabilization in orders, and what the order forecast or scenario looks like realistically for Q4.

Mike Bradley —Teradyne Inc.—President, CEO

Gary, I think it’s hard to make the comparison because the overall worldwide climate is so different now. We are talking to customers daily and their visibility is extremely uncertain. So I don’t know how to apply the metrics of the past to this. I just think we are in a different world right now that’s going to be unstable for a while. We are battening down the hatches here because we’re focusing on what we can do, but I don’t have a good or at all clear crystal ball how things will go. I think it’s going to stay very tough and our customers are saying through the first half of 2009 it’s going to be tough sledding, so that’s why we are gearing up for that.

Gary Hsueh —Oppenheimer & Co.—Analyst

Okay. Just another way to ask the question. I mean, what do you think test or buy rates are if that metric means anything here in the second half? How much below 1 is it?

Mike Bradley —Teradyne Inc.—President, CEO

Well, it all depends on what the last quarter is, but through this year it has trended down and we are talking about buy rates that are in the 1% level. I think it breaks through 1% in the fourth quarter, likely breaks through that 1% level. So I think everybody is in the predicament of being able to ask what’s the resolution to that. In the past, when it has dipped down it’s made a come back, and obviously buy rate has trended down over time, but it’s clearly below even the 1-1/2 % level at this point. And memory, as you know, has come down more sharply than SOC, but SOC is around 1% right now.

Gary Hsueh —Oppenheimer & Co.—Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Satya Kumar with Credit Suisse.

Satya Kumar —Credit Suisse—Analyst

Hi, thanks. It feels like the 80% to 90% utilization rates you talked about for subcons is much better than the 50% to 60% utilization rates some of the largest foundries are talking about, or could get to in Q1. How do you explain the difference? Are we at the cusp of some pretty sharp declines in subcon utilizations in Q4 or do you think fundamentally the capitalizations here have been relatively more rational at the subcons for test equipment than they have been at the foundries for front end?

Mike Bradley —Teradyne Inc.—President, CEO

I think it’s the latter. I think the challenge of 2008 wasn’t presented here in the third quarter and the fourth quarter. It’s been a high productivity focus throughout the last three quarters. Our customers have been driving utilizations way, way above levels that they have had in the past. They have been buying at lower rates. They have been implementing parallel tests. They have been pushing productivity hard. So they really held back over the last three quarters and I think that’s different—certainly different this cycle to the last cycle with regard to how the back end test community has operated. Having said that, I think we are in for continued tough times for the short term.

Satya Kumar —Credit Suisse—Analyst

Looking at your subcon spending pattern rate, and realizing it’s very difficult to have any kind of visibility right now, but historically that’s been more first half weighted, at least the last couple of years, at least first half weighted. Will ‘09, your sense right now, be more back half weighted spending for the subcon community?

Mike Bradley —Teradyne Inc.—President, CEO

The cycles have shifted to where Q2 and Q3 tend to be the capacity add quarters, where, in older history, it was in the fourth quarter. But if I look at the trend in ‘08, the highest demand quarter will be Q2. In ‘07, that was the same. The highest demand quarter would be Q2. With Q2 and Q3, the strongest in ‘07. So I would tend to look towards the middle of the year as to where the bubbles will occur.

Satya Kumar —Credit Suisse—Analyst

And a question on Eagle Test, to the extent you can answer this. Obviously the timing of when you announced the acquisition to now the world has changed, in terms of the macro outlook, and I’m sure that the assumptions you had for Eagle Test for next year perhaps you might be thinking about them differently now. Is there any room at all — I understand you’re committed to completing the acquisition — is there any room at all to either revalue the acquisition, or is there any penalty if you decide to walk away? What can you comment about that?

Mike Bradley —Teradyne Inc.—President, CEO

I’ll say that we are very excited about the combination. We haven’t changed our view. Obviously, when you look at the situation and you say would we have wished we had done something differently, and in this case, it’s not as if Eagle would be a better buy for us, because Eagle’s value is a long-term value. If we were in talks combining with Eagle and if their valuation was lower, they would be hanging in on their own, would be my view. So we really think that combination long term makes a lot of sense for us and no different from where we were three or four months ago.

Satya Kumar —Credit Suisse—Analyst

All right. And lastly on the IDM front you mentioned orders were actually up in the quarter. Any granularity you can give other than that in terms of which end segments within the IDM that were showing strength?

Mike Bradley —Teradyne Inc.—President, CEO

Good question. The IDM uptick for us was a very pleasant outcome but it’s really the result of the design-in work that we have been doing over the last couple of years. The segments that were strong were in power management, microcontrollers, and in automotive. We also had pretty steady ongoing business in the image sensor space. All of those pieces tend to be dominated by the IDM. So the segments, the technology segments, were IDM related.

The more important element is IDMs, in fact, did decline in aggregate, but we’ve had some very important design wins the last year, in particular automotive, in the automotive area, in the ASIC space, power management, where some platform decisions were made over the last nine to 12 months. And we have seen some tooling business in those places. So that offset some of the other IDM decline.

If you took our largest three flex buyers in this last quarter, three of the five actually were not significant players for us — or I should say we did not have as much of a penetration into some, nor did we have some at all. So the IDM hanging in there for us is really as much a function of, that their business has held up a bit more firmly, but more importantly that we made some headway on the market share front there.

Satya Kumar —Credit Suisse—Analyst

Thank you very much.

Operator

Your next question will come from the line of Vernon Essi with Needham.

Vernon Essi —Needham & Company—Analyst

Thank you. Mike, I want to go back through the line of questioning on the utilization and when you last saw something like this. I’m thinking in the back of my mind it’s probably the early ‘80s in terms of the economy, and I think back then the Japanese were also a big threat to your business. But I’m wonder if you could comment on that but put it in the context of just going forward. It would occur that cheap money is gone. That drove a lot of the cycles in the late ‘90s with the subcons. And just looking at the structure of your company, you’ve got a decent cash balance relative to the market cap here. Is the board thinking about a massive strategic change going on behind the scenes? Because it would seem to me you’re going to have some quiet time regarding the test market for at least the next six to nine months. How is that going to look longer term and can we expect anything different along those lines?

Mike Bradley —Teradyne Inc.—President, CEO

Well, point me in the direction you want me to comment, because the board has been supporting a plan which has been assuming for the last couple of years that the growth rate in the core SOC space would not sustain our growth ambitions. So our expansion into adjacent markets, in particular memory market, and our expansion in the systems test group into commercial airlines tests and hard disk drive tests next year, all of those things are to get us with more boats in the water but to do it in areas where we could leverage technology. So say a bit more about where your question goes.

Vernon Essi —Needham & Company—Analyst

Expanding beyond tests, I guess. In the past you’ve done software tests. The company has done a lot of interesting investments, some of them have turned out well, some of them have not. But your thought process of even getting beyond that and becoming a more diversified company across other areas in electronics or tech for that matter.

Mike Bradley —Teradyne Inc.—President, CEO

We are expanding in that, and I think the difference between the era of the last two or three years and what we did in the ‘80s was that the expansions or the acquisitions that took place back then were much further distant from our core, so we were in the connector business. Software tests, for example, was not a close adjacency to our core competence. The reason it didn’t grow inside Teradyne, and in fact hasn’t grown much outside Teradyne, is because there wasn’t much leverage between what we did in electronic test and what we would do in software tests. So we have been more focused on how to get some kind of unfair edge if we move into other spaces. And if you look at what we are doing as we expand next year in DRAM and on the hard disk drive area, it will be easier for you as an investor to say, “Oh, I see what they carted or ported from existing technology basis into those products.”

Greg Beecher —Teradyne Inc.—CFO

If I could just add a point to that, Mike, as well. We are spending over 20% of our engineering on access to new markets, and some of these investments should start to deliver revenue in 2009. And we look at our plan the next couple of years, getting access to the entire memory market is a big add-on adjacency to us. We also have some growth in SAG. So over the next couple of years we have a lot to do to exploit and make sure we get the best returns from some very large investments. I think longer term down the road, that’s a fair question in terms of what else is there, what’s the next thing you do. But right now there’s a lot under the covers that we have invested in that I think over time you’ll see that this starts to yield.

Vernon Essi —Needham & Company—Analyst

I appreciate that, and I think it’s just — the problem with the AT industry is it’s always the market share game, and I think we can all agree that you’re doing a great job with what you have, but you have to get beyond that, and I think that’s what you’re getting at. And so I appreciate it. Thank you.

Operator

Your next question will come from the line of Gus Richard from Piper Jaffray.

Gus Richard —Piper Jaffray—Analyst

Yes. Just quickly on the gross margin guidance, you’ve got it guided down to 41%, 44%. Could you just talk about the components of that decrease in what has been your gross margin? Is that just under absorption or pricing pressure in the customer base? A little more color there would be helpful.

Greg Beecher —Teradyne Inc.—CFO

It’s simply volume. And if you looked at our gross margin compared to prior periods, it’s much better and this is, in part, the breakeven reductions. But from quarter to quarter, it’s volume.

Gus Richard —Piper Jaffray—Analyst

Got it. And then just on the spend on the new products, on the DRAM products and the hard disk drive products, is most of that R&D going to be completed in the fourth quarter and then you start to see a sharper decline after that?

Greg Beecher —Teradyne Inc.—CFO

No. It will go into 2009 but it will start coming down in 2009.

Gus Richard —Piper Jaffray—Analyst

Okay. At a gradual pace?

Greg Beecher —Teradyne Inc.—CFO

Yes.

Gus Richard —Piper Jaffray—Analyst

Okay. And then just in terms of the installs on the disk drive testing system, how are those going? Has there been any change in demand from your end customer in terms of what they were looking for in Q4, and how do you feel about your ability to deliver to that contract?

Mike Bradley —Teradyne Inc.—President, CEO

I can’t say a lot on the detail front, Gus. I’ll say we are in the phase of pilot installations and there’s a lot of work to do to get those production worthy. So great intensity on the front. There’s no flinch in terms of the momentum either on our side or on the customers’ side on it. So it’s really full speed ahead.

Gus Richard —Piper Jaffray—Analyst

Got it. Would that potentially be upside if the install and debugging in production goes well?

Greg Beecher —Teradyne Inc.—CFO

It would be upside in the first quarter but you should also note that these are pilot first units and they are going to carry a very different gross margin profile. So I think, the highlight is, if we’re successful breaking in, later in the year we could have some attractive margin business. The early part of the year, if we’re successful, you could see some volume, but little impact to the bottom line.

Gus Richard —Piper Jaffray—Analyst

Got it. Got it. Okay. So it would be an upside to the top line but not exactly full through.

Greg Beecher —Teradyne Inc.—CFO

In the short term.

Gus Richard —Piper Jaffray—Analyst

In the short term, correct. And then finally on your DRAM efforts, I’m assuming you guys are somewhere between a beta, alpha and a production system. If you could characterize that and how quickly you think you can be positioned to deliver production volumes to your customers.

Mike Bradley —Teradyne Inc.—President, CEO

Yes, Gus, I’m not going to break that down. I’ll just say we are tightly coupled here to a design partner and we’ve got a lot of work to do on that front.

Gus Richard —Piper Jaffray—Analyst

Okay. All right. That’s it for me. Thanks so much.

Operator

Your next question comes from the line of Krish Sankar with Banc of America.

Krish Sankar —Banc of America Securities—Analyst

Yes, thanks for taking my questions. I had a few questions. When you look at the HDD model and the articulated one, is it fair enough to assume that gross margins are much below corporate margins but probably equal in the op margin level?

Greg Beecher —Teradyne Inc.—CFO

Exactly correct.

Krish Sankar —Banc of America Securities—Analyst

Okay. And then $10 million run rate for Nextest this quarter. Is it fair enough to assume it’s going to be around these levels or maybe slightly lower going forward for the next three quarters? I mean, i.e., is this like the trough level for Nextest revenues?

Greg Beecher —Teradyne Inc.—CFO

You’re talking about the flash or Nextest?

Krish Sankar —Banc of America Securities—Analyst

Yes, yes, the flash. Sorry.

Greg Beecher —Teradyne Inc.—CFO

The fourth quarter revenue we actually expect could increase a little bit but you could think about these as possibly trough level revenues. We have some new products that are better likely to be accepted and recognized in revenue in the fourth quarter. So what’s holding our flash memory business up better is some new products that are being accepted at some large customers.

Krish Sankar —Banc of America Securities—Analyst

And when you look at the high-speed memory or DDR3 opportunity, do you realistically think it’s actually going to be a 2009 opportunity for you guys, or is it pushed out to a 2010 story at this point?

Mike Bradley —Teradyne Inc.—President, CEO

The design-in phase will be a 2009 opportunity. I think the big question mark is how much volume there will be in 2009.

Krish Sankar —Banc of America Securities—Analyst

Okay. And how much share did you guys buy back in the quarter?

Greg Beecher —Teradyne Inc.—CFO

Zero.

Krish Sankar —Banc of America Securities—Analyst

Zero. Okay. And just a couple of more quick housekeeping questions. What’s your tax rate guidance going forward?

Greg Beecher —Teradyne Inc.—CFO

Longer term it’s still about the same rate. It’s 28 to 30 before adding Eagle. If you add Eagle, it probably goes up to 30 to 32 or just slightly above 30.

Krish Sankar —Banc of America Securities—Analyst

Okay. And the model you articulated were in, 15% at $347 million revenue run rate with Eagle. What is the contribution of the mid cycle Eagle revenue? Is it around $20 million levels or —

Greg Beecher —Teradyne Inc.—CFO

Let me make sure I got this clarified — that the mid cycle revenue model —

Krish Sankar —Banc of America Securities—Analyst

The mid cycle model you said of 15% op margin at $345 million or less with Eagle right?

Greg Beecher —Teradyne Inc.—CFO

Yes, correct, thank you.

Krish Sankar —Banc of America Securities—Analyst

What is the contribution with Eagle in there? Is it like a $20 million run rate?

Greg Beecher —Teradyne Inc.—CFO

It’s $25 million.

Krish Sankar —Banc of America Securities—Analyst

25. Okay. And just one last question. Did you guys refile the HSR for Eagle?

Mike Bradley —Teradyne Inc.—President, CEO

The HSR got refiled. That’s a regular process that is followed, that there’s a refiling that takes place triggered by —

Krish Sankar —Banc of America Securities—Analyst

(inaudible) the first time and then you had to go back and revisit it again?

Mike Bradley —Teradyne Inc.—President, CEO

Yeah, Krish, it’s a normal process, nothing unusual.

Greg Beecher —Teradyne Inc.—CFO

Nothing happened with Nextest.

Krish Sankar —Banc of America Securities—Analyst

Thank you very much.

Operator

Your next question will come from the line of Mehdi Hosseini with FBR.

Mehdi Hosseini —Friedman, Billings, Ramsey Group, Inc.—Analyst

Thank you. Thanks for taking my question. Most of my questions have been answered. Just as a follow-on on the cost structure, is there a plan B in case the world environment doesn’t improve in the second half of ‘09 where you would take additional fixed costs out? Or is there an opportunity or a thought process to lower the breakeven to below 250?

Mike Bradley —Teradyne Inc.—President, CEO

Well, there’s always a plan B and a plan C, so there is. I don’t want to detail what that would be. I would say if we got to plan B, the market is putting tremendous pressure on the supplier base and, hopefully, we could exploit that as part of a plan B. But we have to be setting up contingency plans for a tougher market. I think the moves we are making here, Mehdi, are aggressive moves. This is not like testing to move our breakeven down this level. But we always have to have in the back pocket what would we do if. Right.

Mehdi Hosseini —Friedman, Billings, Ramsey Group, Inc.—Analyst

I see the test equipment industry consolidating. Obviously there are fewer vendors today compared to a year ago. But at the same time your customers’ products have become even more commoditized, and to that extent I’m just curious to hear your thought. In the longer term, I would assume that the overall addressable market in terms of dollars of revenue may have shrunk. So why not become proactive and put the plan B in the front stage. And I do understand that you want to also capture the upside if the industry turns around, but it seems to me that the growth rates have come down, so why not put the plan B in the front stage?

Greg Beecher —Teradyne Inc.—CFO

Mehdi, this is Greg. We are investing over 20% of our engineering to get into new markets and that’s high leverage with high differentiated products. That to us is a much greater payback, much greater payback to the shareholders, some growth and very high drop-through given the standard margins in this business. And we have over many years adjusted the breakeven level down quite consistently as it becomes clearer that the market is a different size going forward. And the judgment is, what do we think the long-term market size is, and as we look at that, we’re not in a position where we think SOC test is going to be fundamentally different than, say, a $2.4 billion market. If we conclude later on that that assumption is optimistic, we will do what we have done in the past. We’ll have to resize the company. But the 2.4 billion assumption is quite conservative compared to history and what we think will ultimately occur given the desire for consumer electronics and so forth.

Mehdi Hosseini —Friedman, Billings, Ramsey Group, Inc.—Analyst

Thank you.

Operator

Your next question will come from the line of Patrick Ho with Stifel Nicolaus.

Patrick Ho —Stifel Nicolaus—Analyst

Thanks a lot. Mike, you mentioned some of the bright spots on the SOC side with the IDMs. Can you tell us on the subcon side where some of those sharpest drops were, where the weakness was as the quarter progressed?

Mike Bradley —Teradyne Inc.—President, CEO

I can. It’s from the specifiers, always, right — if the OSATs followed the direction of the specifiers. Let me get here the segment movements. The biggest downstroke — I gave you where the strength was — we had had tremendous three quarter business in the wireless space and that was the segment that dropped most. Base band also was softer. Consumer audio/video was softer. Those would be the three places that took the biggest downstroke.

Patrick Ho —Stifel Nicolaus—Analyst

Great thanks, that’s helpful. And, Greg, maybe can you give a little more clarification on the inventory provision, the $20.6 million. I think you mentioned (inaudible). Was that primarily memory given that you’re moving over to the Magnum II?

Greg Beecher —Teradyne Inc.—CFO

No, it wasn’t. It was an SOC test and we were introducing a new product that is highly successful, that new product customers were taking it much faster, and at the same time the prior generation product’s very successful. There was high demand for that. And we got caught in a product transition and a steep fall-off in demand so we think the charge is prudent to get it behind us. If we do find out down the road we sell some of this inventory, we will fully disclose it to you guys.

Patrick Ho —Stifel Nicolaus—Analyst

Thank you very much.

Operator

Your next question will come from the line of Brett Hodess with Merrill Lynch.

Brett Hodess —Merrill Lynch—Analyst

Good morning. I’m wondering if you could talk a little bit about the system test business in a weak economic environment. Is it as sensitive as the semi side has been at this point given the end market mix that it has? Should we expect in a weak economy that it continues to weaken, or do you think it’s found a base level?

Mike Bradley —Teradyne Inc.—President, CEO

Brett, it’s held up for a number of reasons, but I think some parts of it will be sensitive. Obviously, the mil/aerospace for us is not on the same pulse rate biorhythm that semiconductor test is, and I think that will tend to be a steadier place, maybe the steadiest of the business segments. In our incircuit test, that has held up mostly for the same reasons the IDMs have held up, and that is we have gained some ground there competitively in the storage area and in Asia subcons. But I think that one has to be sensitive to the overall economy and so we are cautious about that space. In our commercial airlines, which is an arm of the defense and mil/aerobusiness, that is obviously softer for us, so as a subset of the mil/aerobusiness, that’s a soft spot.

And in automotive it’s very choppy always naturally because of model implementations, but that business is just under a tremendous amount of pressure as you know. So it’s a weaker segment for us right now.

Brett Hodess —Merrill Lynch—Analyst

So if you look across the mix, maybe it comes down — the mix adjusted in that system business maybe it declines a little bit, but probably not big stepdown. It’s been running in the same revenue range for quite a while, give or take.

Mike Bradley —Teradyne Inc.—President, CEO

Yes. I don’t think it will have as much volatility. It’s not anywhere close to the level of volatility that we’ve got, plus or minus what, Greg, would you say?

Greg Beecher —Teradyne Inc.—CFO

I think it’s plus or minus 10. It could be 50 or 49 or up to high 50s.

Brett Hodess —Merrill Lynch—Analyst

Great. Thank you.

Operator

Your next question will come from the line of Jagdish Iyer with UBS.

Jagdish Iyer —UBS—Analyst

Thanks for taking my question. First thing is how should we think about Q4 in terms of your guidance, how much of it is seasonality and how much is really customer weakness?

Greg Beecher —Teradyne Inc.—CFO

It’s tough to separate those two elements. You’re right that Q4 does tend to have a seasonality element to it given the holiday season, and we are actually getting some buys now for the Christmas or holiday demand. But I think my judgment is it’s more the macro economic concern, there’s a lot of fear and worry so I think it’s more the broader macro economic issues than the seasonality is what’s behind the short-term picture for us.

Jagdish Iyer —UBS—Analyst

The other question is that how much should we think about service as going in for 2009? Do we expect this to be stable going into 2009?

Greg Beecher —Teradyne Inc.—CFO

Yes, our goal would be to keep it stable. I think it’s about $68 million. It may drop a few million to $65 million or something, but we would work very hard to keep it at about that line. We would not expect it to grow, but we are going to try to work very hard to keep it close to that. Some of the services we are selling engineers and some of that business has not been as profitable, so if the revenue number does come down, I think you would see we wouldn’t lose profit. As you might have noticed, the profit rate has improved in that business quite a bit from, say, a year ago so we’re more focused on profit and profit dollars than top line. So we are also working on making sure each piece of business makes sense or is it just basically not attractive

Jagdish Iyer —UBS—Analyst

My last question is that how should we think about in terms of the 2009 SOC markets, what kind of market share are you anticipating you would achieve? And that would be (inaudible) in terms of segments (inaudible) probably in the second half of ‘09.

Mike Bradley —Teradyne Inc.—President, CEO

The market size, we’re going to enter the year, as we were commenting on earlier, and the question that came earlier, is that the market is very depressed at this point, 1.0% buy rate, so we’re going to get into a very soft first half. We’re covering all the faces now. When we add Eagle into the portfolio SOC products, we’ll have everything covered from very analog-centric to the most complex integrated SOC devices. The strength this past year for us has been some of the things I mentioned earlier, but the wireless are has been very strong. I think the new products that we’ve got will give us the ability to move up in almost any segment that moves.

The one thing I’ll say, Jaydish, is that we have not — we’re so broad that when a segment moves it doesn’t uplift us or drop us dramatically on its own. We’re very diversified in (inaudible) customer that’s 10% of our business.

Tom Newman —Teradyne Inc.—VP of IR

Dennis, we’ll take one more question.

Operator

Okay. The final question will come from the line of Jim Covello with Goldman Sachs.

Kate Kotlarsky —Goldman Sachs—Analyst

This is Kate Kotlarsky for Jim Covello. Just have a couple questions. One is, as you think about your order progression over the next couple of quarters, recognizing visibility is very low, how much more downside do you think there is to your OSAT orders? Do you think you’re at trough levels after this recent drop, or is there a lot more to go? And then when you think about your IDM customers, obviously it’s held up pretty well but do you think we could see similar magnitudes of declines as you’ve seen from your OSAT customers this quarter?

Mike Bradley —Teradyne Inc.—President, CEO

We sure hope not. The magnitude on the OSAT side is, we were at $130 million in the second quarters, and that dropped by about 100, so you can size how much it could be between from where we are now and zero. We don’t expect it goes to zero but that segment of the market is in a very tight hand to mouth operating mode. IDMs is going to be hard to call. It really depends upon the overall market, which I think is in a downward trajectory, as I think we’d all agree, offset by some gains we have had in share and then factoring in utilization. What I said in my opening comments was I expect that to be down. I can’t actually tell you how much it will go down. But I think the IDM sector has to follow down here.

Kate Kotlarsky —Goldman Sachs—Analyst

And then just a quick question on your OpEx guidance. Obviously revenues are going down quite a bit. Seems like expenses are staying flattish. I was just curious why they are not coming down a little bit more next quarter.

Greg Beecher —Teradyne Inc.—CFO

In the third quarter we had about $10 million of variable compensation credits that hit that quarter because we lowered our annual estimate of our profit rate which many of our compensation programs are pegged to, so that credit occurred in Q3, lowering Q3 from what it would normally otherwise be. A better comparison for you may be to look at Q4 versus Q2 and then you’ll see that there’s some reductions of significance.

Kate Kotlarsky —Goldman Sachs—Analyst

Okay. Thank you very much.

Mike Bradley —Teradyne Inc.—President, CEO

Okay. Thanks, everyone. We’ll talk to you next quarter.

Greg Beecher —Teradyne Inc.—CFO

Thank you.

Operator

Ladies and gentlemen, this does conclude the Teradyne third quarter 2008 earnings conference call, you may now disconnect.

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Safe Harbor Statement

The forward-looking statements included in this transcript are made only as of the date of this transcript. Except as otherwise required by law, Teradyne and Eagle Test disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this transcript.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of Eagle Test, the expected timetable for completing the transaction, future business prospects and market conditions and benefits and synergies of the transaction. Such statements are based on the current assumptions and expectations of Teradyne’s and Eagle Test’s management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which we and Eagle Test operate, including uncertainties related to the global economy in general, continued volatility and further deterioration in the financial markets, including uncertainties and disruption in credit markets and the availability of credit, delays in new product introductions, decreased product demand, lack of customer acceptance of new products, the uncertainty of shareholder and regulatory approvals in connection with the planned acquisition of Eagle Test and the parties’ ability to satisfy the merger agreement conditions and consummate the transaction, the ability to realize the synergies and cost savings from the integration of Nextest Systems Corporation and, once acquired, Eagle Test with Teradyne existing operations and other events, factors and risks previously and from time to time disclosed in our filings with the SEC, including but not limited to Teradyne’s annual report on Form 10-K for the year ending December 31, 2007 and Eagle Test’s annual report on Form 10-K for the fiscal year ended September 30, 2007.

Important Additional Information

Eagle Test has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement contains important information about Eagle Test, Teradyne, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement as well as other documents that may be filed with the SEC carefully in their entirety because they contain important information about the proposed transaction.

Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Eagle Test and Teradyne through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Proxy Statement from Eagle Test by contacting their Chief Financial Officer, Stephen J. Hawrysz, at 847-327-1033.

Teradyne and Eagle Test, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Teradyne’s directors and executive officers is contained in Teradyne’s annual report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 11, 2008. Information regarding Eagle Test’s directors and executive officers is contained in the Proxy Statement mailed to Eagle Test’s stockholders in connection with the transaction as well as in Eagle Test’s annual report on Form 10-K for the year ended September 30, 2007 and its proxy statement dated December 28, 2007, which are filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Teradyne, Eagle Test and their respective executive officers and directors in the merger by reading the Proxy Statement and other filings referred to above.